                                                                     EXHIBIT 1.1


                              [JESUP & LAMONT LOGO]

                             SECURITIES CORPORATION

                                650 FIFTH AVENUE
                               NEW YORK, NY 10019

NASD                                                   TELEPHONE: (212) 307-2660
SIPC                                                   FAX:       (212) 757-7478

                                 March 19, 2004

Mr. Alan M. Wright
Senior Vice President,
  Finance & Administration and
  Chief Financial Officer
Domino's Farms, Lobby L
24 Frank Lloyd Wright Drive
Ann Arbor, MI 48105

Dear Alan:

      This letter (together with Exhibits A, B and C annexed hereto and made a part hereof, all of which taken together constitute this "Engagement Agreement") confirms our complete understanding with respect to the retention of Jesup & Lamont Securities Corporation, a registered broker/dealer, ("Jesup" or "Jesup & Lamont") as placement agent in connection with the placement to investors arranged directly by Jesup (the "Placement") of certain securities (the "Securities") of Aastrom Biosciences, Inc., (the "Company"). It is estimated that the gross proceeds of the Placement shall be up to $15 million and less than 19.99% of common shares outstanding as governed by Nasdaq rules.

      Upon the terms and subject to the conditions set forth hereinafter, the parties hereto agree as follows:

            1. APPOINTMENT. The Company hereby retains Jesup and Jesup hereby agrees to act as the Company's exclusive placement agent in connection with the Placement, effective as of the date hereof (the "Effective Date").

            2.    SCOPE AND CERTAIN CONDITIONS OF SERVICES. The Company
expressly acknowledges and agrees the obligations of Jesup hereunder are on a reasonable best efforts basis only and that the execution of the Agreement does not constitute a commitment by Jesup to purchase the Securities and does not ensure the successful placement of the Securities or any portion thereof, or the success of securing any other financing on behalf of the Company.
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                                                                     EXHIBIT 1.1


            3. FEES AND COMMISSIONS. In consideration for the services rendered by Jesup in connection with the Placement, the Company agrees to pay Jesup the following fees and other compensation:

            (a) a success fee (the "Success Fee") equal to 6% of the gross proceeds of the Placement. The Success Fee is due and payable to Jesup immediately upon the closing of the Placement and shall be disbursed directly to Jesup simultaneously with the delivery of the proceeds of the Placement to the Company.

            (b) warrants of the Company (the "Placement Agent Warrants") issuable to Jesup, or its designee simultaneously with the closing of the Placement, equal to 7% of the aggregate number of Securities sold in the Placement. The Placement Agent Warrants shall entitle the holder thereof to purchase securities of the Company at a purchase price of 1.25 times the initial market price, and shall be exercisable for a period of five years after the closing of the Placement. However, after one year, the Company shall have the option to force the exercise of the Warrants should the market price reach the lower of [3.0 or that accepted by the investors] times the initial market price for thirty consecutive trading days The Placement Agent Warrants shall be satisfactory in form and substance to Jesup and its counsel and shall contain provisions for, among other things, [cashless exercise for Agent only, if underlying shares are not registered and effective] anti-dilution protection in the event of merger, consolidation, reclassification, reorganization and other similar events.

            4. EXPENSES. The Company shall promptly reimburse Jesup & Lamont for all out-of-pocket expenses, including, without limitation, fees and expenses of its legal counsel, incurred in rendering services under this Engagement Agreement promptly upon presentation by Jesup & Lamont of an itemized statement of such expenses, up to a cap of $40,000.00.

            5. TERM OF RETENTION. This Engagement Agreement shall terminate at the close of business on the 20th full trading day following the execution of this Engagement Agreement, unless (a) it is extended by agreement of the parties hereto; or (b) it is terminated sooner by either party hereto providing not less than 30 days prior written notice to the other party. The exclusivity period for marketing shall be five trading days.

            Notwithstanding anything herein to the contrary, the obligation to pay the Fees and Compensation set forth in paragraph 3 and the Expenses as set forth in paragraph 4 above, the provisions of paragraphs 2, 6, and 8 of Exhibit A, all of the terms of Exhibit B and all of the terms of Exhibit C shall survive any termination or expiration of this Engagement Agreement. Moreover, it is expressly understood and agreed by the parties hereto that any equity of the Company, secured or placed within twelve (12) months of the termination or expiration of this
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                                                                     EXHIBIT 1.1


Engagement Agreement with any investors first identified and/or contacted by Jesup & Lamont while the exclusivity period was in effect, and/or who participated in this Placement, shall result in such fees and compensation being due and payable by the Company to Jesup & Lamont as required by paragraph 3 and 4 of this Engagement Agreement.

            6. DUE DILIGENCE. The role of Jesup & Lamont as the placement agent in connection with the Placement is subject to and contingent upon the satisfactory completion of a due diligence review of, among other things, the Company's assets, business, future prospects and current and projected financial condition. If at the completion of its due diligence review Jesup is not satisfied with the results of its due diligence, this Engagement Agreement shall be immediately terminated by Jesup

            8. PUBLIC ANNOUNCEMENTS. Prior to any press release or other public disclosure relating to services hereunder, the Company and Jesup & Lamont shall confer and reach agreement upon the contents of any such disclosure.

            9. OFFERS AND SALES TO INSTITUTIONAL AND ACCREDITED INVESTORS. Offers and sales of the Securities in connection with the Placement shall be made only to "qualified institutional buyers", as such term is defined in Rule l44A under the Securities Act of 1933, as amended (the "Act") and "accredited investors", and as such term is defined in Rule 501(a) of Regulation D promulgated under the Act.

            10. NO GENERAL SOLICITATION. Any offers made in connection with the Placement of the Securities will be made only to prospective purchasers on an individual basis and no general solicitation or general solicitation or general advertising in any form will be used to place the Securities.

            11. MISCELLANEOUS. As more specifically set forth on Exhibit C, this Engagement Agreement shall be governed in accordance with the laws of the State of New York, without giving effect to conflicts of laws generally.

            This Engagement Agreement constitutes the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and there is no agreements or understandings with respect hereto which are not contained in this Engagement Agreement. This Engagement Agreement may be modified only in writing signed by the party to be charged.

                                                                     EXHIBIT 1.1


            If the foregoing correctly sets forth our understanding with respect to the subject matter hereto, please confirm the same by executing and returning to us the duplicate copy of this Engagement Agreement.

                                            Very truly yours,



                                            Stephen J. DeGroat
                                            Chairman

Agreed and Accepted
as of this 19th day of March, 2004

AASTROM BIOSCIENCES, INC.



By: s/ A M wright
Name: Alan M. Wright
Title: Senior V.P. Administrative. & Financial Operations, CFO

                                                                     EXHIBIT 1.1

                                                                       EXHIBIT A

                          STANDARD TERMS AND CONDITIONS

1. The Company shall promptly provide Jesup & Lamont with all relevant information about the Company (to the extent available to the Company) that shall be reasonably requested or required by Jesup & Lamont which information shall be true, accurate and correct in all material respects, to the best of the company's knowledge, at the time furnished.

2. Jesup & Lamont shall keep all information obtained from the Company strictly confidential except: (a) for information which is otherwise publicly available, or previously known to Jesup & Lamont or was obtained by Jesup & Lamont independently of the Company and without breach of Jesup & Lamont's agreement with the Company; (b) Jesup & Lamont may disclose such information to its affiliates, shareholders, officers, directors, representatives, agents, employees and attorneys, and to financial institutions, but shall ensure, to the best of its ability, that all such persons will keep such information strictly confidential; (c) pursuant to any order of a court of competent jurisdiction or other governmental body; and (d) upon prior written consent of the Company, which consent shall not be unreasonably withheld or delayed. In the event that Jesup shall be required to disclose confidential information in accordance with section 2(c) of this Exhibit A, Jesup & Lamont will give written notice to the Company of such order within forty-eight (48) hours of receipt of such order.

3. The Company recognizes that in order for Jesup & Lamont to perform properly its obligations in a professional manner, it is necessary that Jesup & Lamont be informed of any changes in operations and the Company agrees to keep Jesup informed, to the extent practicable, and further agrees to allow Jesup to participate in meetings and discussions between the Company, on the one hand, and investors and potential investors introduced relating to the matters covered by the terms of Jesup & Lamont's engagement, on the other hand.

4. The Company acknowledges and agrees that any report or opinion, oral or written, delivered to it by Jesup & Lamont is prepared solely for its confidential use and shall not be reproduced, summarized, or referred to in any public document or given or otherwise divulged to any other person, other than its officers and directors, its employees on a need to know basis, and its attorneys, without Jesup & Lamont's prior written consent, except as may be required by applicable law or regulation, which consent shall not be unreasonably withheld or delayed.

5. No fee payable by the Company to any other financial advisor or lender shall reduce or otherwise affect any fee payable by the Company to Jesup & Lamont.

                                                                     EXHIBIT 1.1


6. The Company represents and warrants that: (a) it has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder; (b) the Agreement has been duly authorized and executed and constitutes a valid and binding agreement of the Company, enforceable in accordance with its terms; and (c) the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby does not conflict with or result in a breach of (i) the Company's certificate of incorporation or by-laws or (ii) any agreement to which the Company is a party or by which any of their property or assets is bound.

7. Nothing contained in the Agreement shall be construed to place Jesup & Lamont and the Company in the relationship of partners or joint venturers. Neither Jesup & Lamont nor the Company shall represent itself as the agent or legal representative of the other for any purpose whatsoever nor shall either have the power to obligate or bind the other in any manner whatsoever. Jesup & Lamont in performing its services hereunder, shall at all times be an independent contractor.

8. The Agreement has been and is made solely for the benefit of Jesup & Lamont, the Company and each of the persons, agents, employees, officers, directors and controlling persons referred to in Exhibit B and their respective heirs, executors, personal representatives, successors and assigns, and nothing contained in the Agreement shall confer any rights upon, nor shall this Agreement be construed to create any rights in, any person who is not a party to such Agreement, other than as set forth in this paragraph.

9. The rights and obligations of either party under this Agreement may not be assigned without the prior written consent of the other party hereto and any other purported assignment shall be null and void without any force or effect. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other provisions of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be construed or considered to be a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver of a provision of this Agreement must be in writing executed by all of the parties hereto.

10. This Agreement and the agreements to be executed in connection herewith express the entire understanding of the parties and supersedes all prior and contemporaneous agreements and undertakings of the parties with respect to the subject matter of this Agreement.

11. All communications hereunder, except as may be otherwise specifically provided herein, shall be in writing and shall be mailed, hand delivered, or faxed and confirmed by letter sent certified or registered mail or sent by overnight delivery service to the party whom it is addressed at the following address or such other address as such party may advise the other in a writing delivered in accordance herewith.

                                                                     EXHIBIT 1.1


      To the Company:

                  Aastrom Biosciences, Inc.
                  Domino's Farms, Lobby L
                  24 Frank Lloyd Wright Drive          Telephone: (734) 930-5555
                  Ann Arbor, MI  48105                 Facsimile: (734) 930-5546



      To Jesup & Lamont:

                  Jesup & Lamont Securities Corporation
                  650 Fifth Avenue
                  Third Floor                          Telephone: 212-307-2660
                  New York, New York 10019             Facsimile: 212-307-2684

                                                                     EXHIBIT 1.1

                                                                       EXHIBIT B

                                 INDEMNIFICATION

            Recognizing that transactions of the type contemplated in this engagement sometimes result in litigation and that the role of Jesup & Lamont is advisory, the Company agrees to indemnify and hold harmless Jesup & Lamont, its affiliates and their respective officers, directors, employees, agents and controlling persons within the meaning of Section 15 of the Securities Act of 1933, as amended (the "Act") or Section 20(a) of the Securities Exchange Act of 1934, as amended (an "Indemnified Party" or collectively, the "Indemnified Parties"), from and against any and all loss, charge, claim, damage, expense and liability whatsoever, including, but not limited to, all attorneys fees and expenses (hereinafter a "Claim" or "Claims"), related to or arising in any manner out of, based upon, or in connection with (i) any untrue statement or alleged untrue statement of a material fact made by the Company relating to any capital raising assignment performed by Jesup & Lamont on behalf of the Company or any omission or alleged omission of the Company to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any transaction, proposal or any other matter (items (i) and (ii) being hereinafter referred to as a "Matter" or "Matters") contemplated by the engagement of Jesup & Lamont hereunder, and will promptly reimburse the Indemnified Parties for all expenses (including reasonable fees and expenses of legal counsel) as incurred in connection with the investigation of, preparation for or defense of any pending or threatened Claim related to or arising in any manner out of any Matter contemplated by the engagement of Jesup & Lamont hereunder, or any action or proceeding arising therefrom (collectively, "Proceedings"), whether or not such Indemnified party is a formal party to any such Proceeding. Notwithstanding the foregoing, the Company shall not be liable in respect of any Claims that a court of competent jurisdiction has judicially determined by final judgment (and the time to appeal has expired or the last right of appeal has been denied) resulted solely from the gross negligence or willful misconduct of an Indemnified Party. The Company further agrees that it will not, without the prior written consent of Jesup & Lamont settle compromise or consent to the entry of any judgment in any pending or threatened proceeding in respect of which indemnification may be sought hereunder (whether or not Jesup & Lamont or any Indemnified Party is an actual or potential party to such Proceeding), unless such settlement, compromise or consent includes an unconditional release of Jesup & Lamont and each other Indemnified Party hereunder from all liability arising out of such proceeding.

      In order to provide for just and equitable contribution in any case in which (i) an Indemnified Party is entitled to indemnification pursuant to this Engagement Agreement but it is judicially determined by the entry of a final judgment decree by a court of competent jurisdiction and the time to appeal has expired or the last right of appeal has been denied) that such indemnification may not be enforced in such case, or (ii) contribution may be required by the Company in circumstances for which an Indemnified Party is otherwise entitled to indemnification under the Agreement, then, and in each such case, the Company shall contribute

                                                                     EXHIBIT 1.1


to the aggregate losses, Claims, damages and/or liabilities in an amount equal to the amount for which indemnification was held unavailable.

      The Company further agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with Jesup & Lamont's engagement hereunder except for Claims that a court of competent jurisdiction shall have determined by final judgment (and the time to appeal has expired or the last right of appeal has been denied) resulted solely from the gross negligence or willful misconduct of such Indemnified Party. The indemnity, reimbursement and contribution obligations of the Company set forth herein shall be in addition to any liability which the Company may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company or an Indemnified Party.

            The indemnity, reimbursement and contribution provisions set forth herein shall remain operative and in full force and effect regardless of (i) any withdrawal, termination or consummation of or failure to initiate or consummate any Matter referred to herein, (ii) any investigation made by or on behalf of any party hereto or any person controlling (within the meaning of Section 15 of the Securities act of 1933 as amended, or Section 20 of the Securities Exchange Act of 1934, as amended) any party hereto, (iii) any termination or the completion or expiration of this Engagement Agreement with Jesup & Lamont and
(iv) whether or not Jesup & Lamont shall, or shall not be called upon to, render any formal or informal advice in the course of such engagement.

            Unless otherwise defined, capitalized terms used herein shall have the meaning ascribed to them in the Engagement Agreement.

                                                                     EXHIBIT 1.1

                                                                       EXHIBIT C

                                  JURISDICTION

      Each of the Company and Jesup & Lamont hereby irrevocably: (a) submits to the jurisdiction of any court of the State of New York or any federal court sitting in the State of New York for the purposes of any suit, action or other proceeding arising out of the Agreement between the Company and Jesup & Lamont which is brought by or against either party; (b) agrees that all claims in respect of any suit, action or proceeding may be heard and determined in any such court; and (c) to the extent that The Company or Jesup & Lamont has acquired, or hereafter may acquire, any immunity from jurisdiction of any such court or from any legal process therein, each of them hereby waives, to the fullest extent permitted by law, such immunity.

      Each of Jesup & Lamont and the Company hereby waives, and the Company agrees not to assert in any such suit, action or proceeding, in each case, to the fullest extent permitted by applicable law, any claim that: (a) the Company is not personally subject to the jurisdiction of any such court; (b) it is immune from any legal process (whether through service or notice, attachment prior to judgement, attachment in the aid of execution, execution or otherwise) with respect to it or its property; (c) any such suit, action or proceeding is brought in an inconvenient forum; (d) the venue of any such suit, action or proceeding is improper; or (e) this Agreement may not be enforced in or by any such court.

      Nothing in these provisions shall effect any party's right to serve process in any manner permitted by law or limit its rights to bring a proceeding in the competent courts of any jurisdiction or jurisdictions or to enforce in any lawful manner a judgement obtained in one jurisdiction in any other jurisdiction.